Exhibit (a)(2)

Merck Announces Acquisition of Idenix

June 9, 2014

Forward-Looking Statement

This presentation includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Forward looking statements include statements regarding the timing and closing of the tender offer and the merger transactions, the ability of Merck to complete the transactions considering the various closing conditions, and any assumptions underlying any of the foregoing. These statements are based upon the current beliefs and expectations of Merck’s management and are subject to significant risks and uncertainties. There can be no guarantees with respect to pipeline products that the products will receive the necessary regulatory approvals or that they will prove to be commercially successful. If underlying assumptions prove inaccurate or risks or uncertainties materialize, actual results may differ materially from those set forth in the forward-looking statements.

Risks and uncertainties include but are not limited to, general industry conditions and competition; general economic factors, including interest rate and currency exchange rate fluctuations; the impact of pharmaceutical industry regulation and health care legislation in the United States and internationally; global trends toward health care cost containment; technological advances, new products and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approval; Merck’s ability to accurately predict future market conditions; manufacturing difficulties or delays; financial instability of international economies and sovereign risk; dependence on the effectiveness of Merck’s patents and other protections for innovative products; the exposure to litigation, including patent litigation, and/or regulatory actions; timing of the tender offer and merger; uncertainties as to how many Idenix stockholders will tender shares in the tender offer; the possibility that competing offer may be made; the possibility that various closing conditions to transactions may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transactions; or that a material adverse effect occurs with respect to Idenix.

Merck undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in Merck’s 2013 Annual Report on Form 10-K and the company’s other filings with the SEC available at the SEC’s Internet site (www.sec.gov).

Important Information about the Tender Offer

The tender offer for the outstanding shares of Idenix has not yet commenced. This presentation is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares, nor is it a substitute for the tender offer materials that Merck and its subsidiary will file with the Securities and Exchange Commission (SEC). At the time the planned tender offer is commenced, a tender offer statement on Schedule TO will be filed by Merck with the SEC and Idenix will file a solicitation/recommendation statement on Schedule 14D-9, with respect to the tender offer. The tender offer materials (including an offer to purchase, a related letter of transmittal and other tender offer documents) and the solicitation/recommendation statement will contain important information that holders of Idenix common stock shares are urged to read carefully when they become available, as each may be amended or supplemented from time to time, and because they will contain important information that holders of shares of Idenix common stock should consider before making any decision regarding tendering their shares. The tender offer materials will be made available to Idenix’s stockholders at no expense to them. In addition, all of those materials (and other tender offer documents filed with the SEC) will be made available at no charge on the SEC’s website at www.sec.gov. Additional copies of the tender offer materials may be obtained at no charge by contacting Merck at One Merck Drive, Whitehouse Station, NJ, 08889 or by phoning (908) 423-1000. In addition, Merck and Idenix file annual, quarterly and current reports and other information with the SEC. You many read and copy any reports or other information filed by Merck or Idenix at the SEC public reference room at 100 F Street, N.E., Washington, D.C., 20549. For further information on the SEC public reference room, please call 1-800-SEC-0330. Merck’s and Idenix’s filings with the SEC are also available to the public from commercial document-retrieval services and at the SEC’s website at www.sec.gov.

Merck Announces the Acquisition of Idenix

•	Merck gains access to promising portfolio of hepatitis C candidates based on Idenix’s expertise in nucleoside/nucleotide chemistry and prodrug technologies:

Nucleotide prodrugs: IDX21437 and IDX21459

•	Acquisition strengthens Merck’s hepatitis C therapies in development
•

Merck’s goal is to develop and commercialize a once-daily, all oral, ribavirin-free, pan-genotypic regimen with high SVR1 rates and a duration of treatment as short as possible for millions of patients in need around the world

(1)	SVR = Sustained Virologic Response

What are the key transaction details?

Per Share Consideration

Transaction Value

Conditions to Closing

Expected Closing

•	$24.50 in cash per share of Idenix stock
•	$3.85 billion
•	Valid tender of majority of outstanding Idenix shares
•	Antitrust and other regulatory approval
•	Other customary conditions
•	3rd Quarter 2014

What is the strategic rationale?

•	HCV market expected to exceed $20 billion by 20181

– Driven by 2nd generation, all-oral triple therapy combinations

•	Goal for HCV treatment is a ‘one-size-fits-all’ regimen that offers efficacy, safety, and convenience.

– Efficacy: expectation is >90% sustained viral response across patient segments

– Safety/tolerability: safety profile that does not require routine monitoring and tolerability that helps enhance compliance

– Convenience: once daily with duration as short as possible

•	Acquisition supports Merck’s strategy to deploy capital through external innovation to drive future growth
(1)	EvaluatePharma

How many patients are in the HCV market?

~150 million are chronically infected with HCV worldwide

Source: Negro F, Alberti A. The global health burden of hepatitis C virus infection. Liver Int. 2011 Jul;31(2 Suppl):1–3.

HCV is a fast growing market with high unmet need

The number of patients with cirrhosis will peak in the next 7-10 years

1,200,000

1,000,000

800,000

600,000

400,000

200,000

0

Number of Cases

1950

1960

1970

1980

1990

2000

2010

2020

2030

Year

Cirrhosis

M 50+ M 31-50 M 0-30 F 50+ F 31-50 F 0-30

•	In US, 3.2 million people with chronic HCV

– 50% diagnosed

– ~170,000 – 200,000 cured

– >450,000 may get insurance between 2014 and 2020

•	Without changes to historical diagnosis and treatment paradigm, annual medical costs expected to rise to $85 billion in 5 years

Source. Hepatitis C in the United States, Holmberg, NEJM 2013; Decision Resources (2013), Health care reform and Hepatitis C: a convergence of risk and opportunity—Milliman , 2013; CDC Draft Recommendations – May 18, 2002

Strategic Fit:

Direct-acting therapies including a nucleotide inhibitor

IDX21437

Highly Potent HCV

NS5B NI

MK-5172

Highly Potent HCV

Protease Inhibitor

MK-8742

Highly Potent HCV NS5A Inhibitor

MK-5172 / MK-8742

Highly potent against key genotypes Not affected by viral mutations that limit efficacy of leading PIs, NS5AIs Single tablet given once-daily, no food restriction Breakthrough designation from FDA

IDX21437

Potent antiviral activity in G1, G2, and G3 patients Generally well tolerated in a total of 83 healthy volunteers or HCV infected patients Favorable preclinical safety profile

What were the proof-of-concept results for IDX21437?

Trial design

•	Single ascending dose portion of the Phase I study in healthy volunteers and HCVinfected patients
•	7-day proof-of-concept study; doses of 50, 150, 300 mg evaluated
•	44 treatment-naïve, GT 1, 2 or 3 HCV-infected patients
•	Ongoing for HCV-infected patients with cirrhosis

Robust potency across genotypes

•	Genotype 1: 4.2 log10 IU/mL (n=8)
•	Genotypes 2, 3: 4.3 log10 IU/mL (n=10)

Encouraging early safety profile

•	Generally well-tolerated with no patterns of adverse events or laboratory assessments observed
•	No clinically significant issues identified in genotoxicity, mitochondrial and cardiac safety assessments to date
•	Preclinical toxicology profile provides good safety margins for anticipated clinical doses

What are the key milestones for Merck’s HCV program?

•	C-EDGE : Broad MK-5172/8742 Phase 3 program ongoing
•	C-SWIFT: Phase 2 Study initiating

– Proof-of-concept for triple therapy ultra-short regimen of MK-5172/8742 + sofosbuvir

•	IDX21437: Risk Mitigation and Development Plan

– Undertake drug-drug interaction and co-formulation studies

– Evaluate and scale-up manufacturing process

– Initiate Phase 2 studies of IDX21437 with other Merck compounds

Why is this the right opportunity for Merck?

•	Committed to investing in the best sources of growth through leading internal and external innovation

– HCV paradigm shift being advanced internally with potent combinations

– HCV market will require pan-genotypic, once-daily combinations that offer convenience and duration of therapy as short as possible

– IDX21437 an asset to strengthen Merck’s HCV program

•	Therapeutic area and phase-appropriate investments capable of delivering unambiguous, promotable advantages over available therapies

– Building a portfolio of HCV opportunities and deploying capital in a strategic manner in support of future growth

•	Leverage industry-leading internal expertise in clinical development and regulatory processes
•	Global presence enables far-reaching commercial strategy to maximize value of Merck’s assets